For Immediate Release
Contact:
Jerry Daly, Carol McCune
Daly Gray
(Media Contact)
703.435.6293
jerry@dalygray.com

Supertel Hospitality Reports 2010 Second Quarter Results

NORFOLK, Neb., August 12, 2010 – Supertel Hospitality, Inc. (NASDAQ: SPPR), a real estate investment trust (REIT) which owns 111 hotels in 23 states, today announced its results for the second quarter ended June 30, 2010.
Revenues from continuing operations for the 2010 second quarter increased 3.1 percent to $24.7 million, compared to the same year-ago period.  Net loss attributable to common shareholders for the 2010 second quarter was $(4.0) million, or $(0.18) per diluted share, compared to net income attributable to common shareholders of $0.9 million, or $0.04 per diluted share, in the 2009 same quarter, a decline of $4.9 million.  The decrease was primarily the result of $4.5 million of impairment.
Funds from operations (FFO), which includes the impairment expense, for the 2010 second quarter was $(1.5) million, or $(0.07) per diluted share.  The $4.5 million impairment in the quarter resulted from declining markets and expectations related to recoverability of carrying values on specific hotels—one hotel in continuing operations and 12 of 18 hotels held for sale (HFS) classified in discontinued operations.
Funds from operations (FFO) without impairment, a non-cash item, were $3.1 million, or $0.14 per diluted share, in the 2010 second quarter, compared to $3.5 million, or $0.16 per diluted share, in the same 2009 period.
Earnings before interest, taxes, depreciation and amortization, noncontrolling interest and preferred stock dividends (Adjusted EBITDA) decreased to $2.4 million compared to $8.2 million for the second quarter of 2009.
Second Quarter Highlights
•	Revenue per available room (RevPAR) rose 3.2 percent, led by a 9.8 percent increase in occupancy
•	Completed the sale of a Masters Inn in Cave City, Ky.
•	Completed the sale of a Super 8 in Kingdom City, Mo.
•	Signed sales contracts on five additional held for sale hotels, for a total of six contracts signed at June 30
•	Raised a total of $1.0 million through a sale of common stock and warrants
•	Raised $420,000 using a standby equity distribution agreement
“On balance, our second quarter results demonstrated how the nation’s economic recovery began to positively impact our operating performance at the top line,” said Kelly A. Walters, Supertel’s president and CEO.  “The 3.2 percent increase in our quarterly RevPAR represents the first time since first quarter 2008 that we have experienced a gain in this key metric.  The favorable RevPAR performance was driven by a solid 9.8 percent gain in our occupancy from continuing operations to 68.2 percent, which is 7.5 percentage points above the industry average, according to Smith Travel Research.  As is typical in most hospitality recovery cycles, average daily rate (ADR) is the lagging metric, as we posted a 6.0 percent decline for the quarter to $48.35.  We are working aggressively with our operators and currently expect modest room rate improvement in the third quarter.”
He added that the company continues to make progress with its plan to remake Supertel and its portfolio.  “During the past three months, we completed two dispositions and signed sales contracts on five additional properties that we recently classified as held for sale assets.  Our financial and operating performance was in line with our budget, and the execution of the business plan is being carried out as it was designed.  The primary obstacle to more rapid execution of this phase of our plan currently, and for the foreseeable future, is the availability of credit for buyers of our properties.  The tight credit conditions have frustrated our timeline, but we are confident that market conditions will improve as lenders reenter the hospitality sector.
“Supertel’s capital access has shown improvement as we have issued a measured amount of equity to strengthen the balance sheet, and our banks have demonstrated a willingness to extend maturities on loans while we work through our corporate repositioning.”
Operating Results
Second quarter 2010 revenues of $24.7 million from continuing operations increased $0.7 million, or 3.1 percent, over second quarter 2009.  The portfolio of 94 hotels in continuing operations in the 2010 second quarter, compared with the same period a year earlier, reported a 9.8 percent increase in occupancy, and a 6.0 percent decrease in ADR, for a 3.2 percent increase in RevPAR, compared to a 6.2 percent RevPAR increase for the industry, as reported by Smith Travel Research.

Second Qtr 2010 vs Second Qtr 2009 (Continuing Operations)

	Occupancy			ADR			RevPar
	Chg	2010	2009	Chg	2010	2009	Chg	2010	2009

Industry - Total US Market *	6.1%	60.7%	57.2%	0.0%	$97.87	$97.89	6.2%	$59.44	$55.96
Supertel - Continuing Operations Portfolio	9.8%	68.2%	62.1%	-6.0%	48.35	51.43	3.2%	32.95	31.92

Chain Scale

Industry - All Midscale without food and beverage *	5.4%	62.2%	59.0%	-1.3%	85.24	86.36	4.1%	53.04	50.97
Supertel - Midscale without food and beverage	13.4%	68.4%	60.3%	-6.2%	65.38	69.71	6.5%	44.72	42.01

Industry - All Economy *	5.1%	53.9%	51.3%	-4.1%	49.65	51.79	0.7%	26.74	26.55
Supertel - Economy	6.9%	66.5%	62.2%	-6.2%	47.09	50.21	0.3%	31.30	31.22

Supertel - Extended Stay	13.8%	74.0%	65.0%	-4.2%	$24.00	$25.05	9.2%	$17.76	$16.27

* Industry Source: STR Quarterly Hotel Review, Volume 10, Issue Q2

Economy
The company’s 57 continuing operations economy hotels reported a 0.3 percent increase in RevPAR to $31.30 in the 2010 second quarter, resulting from a 6.9 percent rise in occupancy to 66.5 percent and a 6.2 percent decrease in ADR to $47.09.
Midscale without food and beverage
Second quarter RevPAR for the company’s 29 continuing operations midscale without food and beverage hotels increased 6.5 percent to $44.72. Occupancy for these properties rose 13.4 percent while ADR decreased 6.2 percent to $65.38.
Extended stay
The company’s eight continuing operations extended stay hotels reported a 9.2 percent increase in RevPAR to $17.76, reflecting a 13.8 percent rise in occupancy to 74.0 percent, partially offset by a 4.2 percent decline in ADR to $24.00.
“Over the last year, we have worked closely with our management companies to improve the guest experience at our properties,” Walters commented.  “When the downturn hit, many operators, including Supertel, were forced to cut costs wherever possible, which we believe had an impact on our guests.  We understand how valuable our guests are, and we have placed renewed emphasis on the ‘clean rooms and friendly service’ attitude that has long been our mantra.  This renewed emphasis has marginally increased our operating costs over last year, but will serve to attract and retain our valued customers.
“During the second quarter our managers were encouraged to become more aggressive on pricing to increase activity at the hotels, and the strategy was effective as we outperformed our peers in the Economy and Midscale without food and beverage sectors of the industry in both the Occupancy and RevPAR metrics.  This plan impacted our ADR results, which were down 6.0 percent for the period, but we believe the trade off was worthwhile and that our ADR will begin to show improvement in the coming quarters.”
Hotel and property operations expenses from continuing operations for the 2010 second quarter increased $1.3 million, or 7.6 percent, over the like 2009 period.  The majority of the increase was hotel payroll-related, with repairs and maintenance, room supplies, breakfast expenses and franchise fees contributing to the remainder of the variance.  The increase in these types of expenses is directly related to increased occupancy at the company’s hotels.  Revenue increased 3.1 percent over the same time period.
For the 2010 second quarter, property operating income (POI) from continuing operations decreased $0.5 million to $6.6 million, compared to the year-ago period.  POI as a percent of revenue decreased 3.1 percentage points from 29.9 percent to 26.8 percent from the second quarter of 2009 to the second quarter of 2010.  POI is calculated as revenue from room rentals and other hotel services less hotel and property operations expenses.  This decrease resulted from the increased cost of operating expenses mentioned above.
General and administration expense from continuing operations for the 2010 second quarter dropped $0.2 million compared to the prior period.  The major causes of the decrease include lower salary expense due to management changes, as well as decreased professional and legal fees.
“In the second quarter, we were very successful with our strategy to increase our occupancies,” said Connie Scarpello, Supertel’s chief financial officer. “Our next step is to improve room rates while maintaining higher occupancy levels.  This tactic will increase our costs in the short term, but as the market takes our rates higher, the increase in ADR will fall to the bottom line.  As a result, we expect our POI percentages to improve.”
Dispositions
As of March 31, 2010, 18 properties were held for sale, and in the second quarter of 2010, two of these properties were sold.  An additional two properties were declared held for sale, resulting in a total of 18 properties held for sale as of June 30, 2010.  By the end of the second quarter, six of the 18 HFS hotels had signed purchase contracts.
Impairment of $2.4 million was recorded on 12 of the 18 properties classified in discontinued operations in the second quarter.  This was the result of the continued decline of real estate prices, resulting in a reduction in the estimated value of these hotels.
“We continue to be encouraged by the interest shown in our for sale properties; however, certain areas of the country, like the Southeast, where 12 of our older, non-branded held for sale properties are located, continue to suffer significantly from the economic downturn,” Scarpello commented.  “These particular hotels cater to the construction industry, and as construction projects return to these areas, we believe hotel revenues will increase, as will interest in these properties.  We began to see some favorable revenue changes in certain of these markets in the month of July.”
Balance Sheet
The company as of June 30, 2010 has $155.3 million in outstanding debt on hotels in continuing operations with an average term of 4.5 years and weighted average annual interest rate of 6.1 percent.
The Wells Fargo mortgage loan maturing August 12, 2010 with a balance at maturity of $8.1 million on six properties was extended to March 12, 2011.  A $1.8 million pay down of the Wells Fargo note was funded through the company’s revolving credit facility with Great Western, and two properties were released from the loan, leaving a balance of $6.3 million on four properties. The interest rate on the Wells Fargo note was increased from LIBOR plus 3.5 percent with a 4 percent floor, to LIBOR plus 5 percent with a 5.5 percent floor.    The two newly unencumbered properties are currently held for sale and are anticipated to be sold in the August - September 2010 timeframe with estimated net proceeds of $1.8 million.
During the quarter, the company raised an aggregate $1.42 million through equity sales.  Of that amount, $420,000 was raised in the sale of common stock under a standby equity distribution agreement.
“We continued to make steady progress in reducing our debt levels and strengthening our balance sheet during the quarter,” Scarpello added.  “The credit markets continue to thaw, and banks are increasingly willing to work with borrowers to find viable solutions.”

Dividends
The company did not declare a common stock dividend for the 2010 second quarter.  Preferred dividends have continued uninterrupted.  The company will monitor requirements to maintain its REIT status and will regularly evaluate the dividend policy.
Outlook
“Given what we observe in the marketplace and hear from the industry experts, we believe the outlook for the hospitality business is on a positive path,” Walters said.  “The silver lining of the tough capital markets climate is that the supply of new hotels will continue to be constrained while demand is rising.  The result, we believe, will be higher occupancies at higher ADRs, leading to improved financial performance within the hotel industry.  With the continued execution of our long-term strategic plan, we believe Supertel is well positioned to capture more than our fair share during the recovery.”
About Supertel Hospitality, Inc.
As of June 30, 2010, Supertel Hospitality, Inc. (NASDAQ: SPPR) owns 112 hotels comprised of 9,772 rooms in 23 states. The company’s hotel portfolio includes Super 8, Comfort Inn/Comfort Suites, Hampton Inn, Holiday Inn Express, Supertel Inn, Days Inn, Ramada Limited, Guest House Inn, Sleep Inn, Savannah Suites, Masters Inn, Key West Inns and Baymont Inn.  This diversity enables the company to participate in the best practices of each of these respected hospitality partners.  The company specializes in limited service hotels, which do not normally offer food and beverage service. For more information or to make a hotel reservation, visit www.supertelinc.com.
Certain matters within this press release are discussed using forward-looking language as specified in the Private Securities Litigation Reform Act of 1995, and, as such, may involve known and unknown risks, uncertainties and other factors that may cause the actual results or performance to differ from those projected in the forward-looking statement. These risks are discussed in the Company’s filings with the Securities and Exchange Commission.

SELECTED FINANCIAL DATA:

The following table sets forth the Company’s balance sheet as of June 30, 2010 and December 31, 2009.  The Company owned 112 hotels (including 18 hotels held for sale) at June 30, 2010 and 115 hotels (including 19 hotels held for sale) as of December 31, 2009 respectively.
(in thousands, except share and per share data).

	As of
	June 30,	December 31,
	2010	2009
	(unaudited)

ASSETS
Investments in hotel properties	$314,196	$315,732
Less accumulated depreciation	89,128	83,806
	225,068	231,926

Cash and cash equivalents	564	428
Accounts receivable, net of allowance for doubtful accounts of $84 and $95	2,246	2,043
Prepaid expenses and other assets	7,898	4,779
Deferred financing costs, net	1,161	1,414
Investment in hotel properties, held for sale, net	27,250	33,805
	$264,187	$274,395

LIABILITIES AND EQUITY
LIABILITIES
Accounts payable, accrued expenses and other liabilities	$14,351	$10,340
Debt related to hotel properties held for sale	26,051	27,797
Long-term debt	155,272	161,716
	195,674	199,853

Redeemable noncontrolling interest in consolidated partnership,
at redemption value	511	511

Redeemable preferred stock
Series B, 800,000 shares authorized; $.01 par value,
332,500 shares outstanding, liquidation preference of $8,312	7,662	7,662

EQUITY
Shareholders' equity
Preferred stock, 40,000,000 shares authorized;
Series A, 2,500,000 shares authorized, $.01 par value, 803,270
shares outstanding, liquidation preference of $8,033	8	8
Common stock, $.01 par value, 100,000,000 shares authorized;
22,869,485 and 22,002,322 shares outstanding.	229	220
Common stock warrants	252	-
Additional paid-in capital	121,320	120,153
Distributions in excess of retained earnings	(61,831)	(54,420)
Total shareholders' equity	59,978	65,961
Noncontrolling interest
Noncontrolling interest in consolidated partnership,
redemption value $221 and $237	362	408

Total equity	60,340	66,369

COMMITMENTS AND CONTINGENCIES
	$264,187	$274,395

The following table sets forth the Company’s unaudited results of operations for the three and six months ended June 30, 2010 and 2009, respectively.
(in thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2010	2009	2010	2009
REVENUES
Room rentals and other hotel services	$24,682	$23,939	$43,313	$43,566

EXPENSES
Hotel and property operations	18,062	16,779	33,774	32,380
Depreciation and amortization	3,012	3,093	6,026	6,189
General and administrative	800	1,047	1,799	2,018
	21,874	20,919	41,599	40,587

EARNINGS BEFORE NET LOSS
ON DISPOSITIONS OF
ASSETS, OTHER INCOME, INTEREST EXPENSE
AND INCOME TAXES	2,808	3,020	1,714	2,979

Net loss on dispositions of assets	(24)	(26)	(42)	(53)
Other income	35	34	61	72
Interest expense	(2,578)	(2,616)	(5,144)	(5,111)
Impairment	(2,147)	-	(2,147)	-

INCOME (LOSS) FROM CONTINUING OPERATIONS
BEFORE INCOME TAXES	(1,906)	412	(5,558)	(2,113)

Income tax (expense) benefit	(18)	(31)	821	742

INCOME (LOSS) FROM CONTINUING OPERATIONS	(1,924)	381	(4,737)	(1,371)

Gain (loss) from discontinued operations, net of tax	(1,751)	962	(1,955)	289

NET INCOME (LOSS)	(3,675)	1,343	(6,692)	(1,082)

Noncontrolling interest	11	(69)	18	17

NET INCOME (LOSS) ATTRIBUTABLE TO CONTROLLING INTERESTS	(3,664)	1,274	(6,674)	(1,065)

Preferred stock dividends	(369)	(369)	(737)	(737)

NET INCOME (LOSS) ATTRIBUTABLE
TO COMMON SHAREHOLDERS	$(4,033)	$905	$(7,411)	$(1,802)

NET INCOME (LOSS) PER COMMON SHARE - BASIC AND DILUTED
EPS from continuing operations	$(0.10)	$-	$(0.24)	$(0.10)
EPS from discontinued operations	(0.08)	0.04	(0.09)	0.02
EPS Basic and Diluted	$(0.18)	$0.04	$(0.33)	$(0.08)

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

Unaudited-In thousands, except per share data:

	Three months		Six Months
	ended June 30,		ended June 30,
	2010	2009	2010	2009
Weighted average shares outstanding for:
calculation of earnings per share - basic	22,412	21,812	22,209	21,371
calculation of earnings per share - diluted	22,412	21,812	22,209	21,371

Weighted average shares outstanding for:
calculation of FFO per share - basic	22,412	21,812	22,209	21,371
calculation of FFO per share - diluted	22,412	21,812	22,209	21,371

Reconciliation of net income (loss) to FFO
Net income (loss) attributable to common shareholders	$(4,033)	$905	$(7,411)	$(1,802)
Depreciation and amortization	3,012	3,594	6,052	7,311
Net gain on disposition of assets	(503)	(1,024)	(467)	(964)
FFO available to common shareholders	(1,524)	3,475	(1,826)	4,545
Impairment charges of hotel properties held for sale or sold	2,449	-	2,569	150
Impairment charges of hotel properties held for use	2,147	-	2,147	-
FFO without impairment, a non-cash item	$3,072	$3,475	$2,890	$4,695

FFO per share - basic	$(0.07)	$0.16	$(0.08)	$0.21
FFO without impairment, a non-cash item, per share - basic	$0.14	$0.16	$0.13	$0.22
FFO per share - diluted	$(0.07)	$0.16	$(0.08)	$0.21
FFO without impairment, a non-cash item, per share - diluted	$0.14	$0.16	$0.13	$0.22

FFO is a non-GAAP financial measure.  We consider FFO to be a market accepted measure of an equity REIT's operating performance, which is necessary, along with net earnings (loss), for an understanding of our operating results.  FFO, as defined under the National Association of Real Estate Investment Trusts (NAREIT) standards, consists of net income computed in accordance with GAAP, excluding gains (or losses) from sales of real estate assets, plus depreciation and amortization of real estate assets. We believe our method of calculating FFO complies with the NAREIT definition.  FFO does not represent amounts available for management’s discretionary use because of needed capital replacement or expansion, debt service obligations, or other commitments and uncertainties.  FFO should not be considered as an alternative to net income (loss) (computed in accordance with GAAP) as an indicator of our liquidity, nor is it indicative of funds available to fund our cash needs, including our ability to pay dividends or make distributions.  All REITs do not calculate FFO in the same manner; therefore, our calculation may not be the same as the calculation of FFO for similar REITs.

We use FFO as a performance measure to facilitate a periodic evaluation of our operating results relative to those of our peers, who, like us, are typically members of NAREIT.  We consider FFO a useful additional measure of performance for an equity REIT because it facilitates an understanding of the operating performance of our properties without giving effect to real estate depreciation and amortization, which assume that the value of real estate assets diminishes predictably over time.  Since real estate values have historically risen or fallen with market conditions, we believe that FFO provides a meaningful indication of our performance.

FFO, without impairment, a non-cash item, is a non-GAAP financial measure.  As a result of a significant downturn in hotel and lodging fundamentals that took place in 2008 and 2009 and the related decrease in hotel and real estate valuations, we decided that FFO available to common shareholders did not provide all of the information that allows us to better evaluate our operating performance in this unprecedented economic time.

To arrive at FFO without impairment, a non-cash item, we adjust FFO available to common shareholders, to exclude the following items:

(i)	impairment charges of hotel properties that we have sold or expect to sell, included in discontinued operations; and

(ii)	impairment charges of hotel properties classified as held for use.

We believe that these items are driven by factors relating to the fundamental disruption in the global financial and real estate markets, rather than factors specific to the company or the performance of our properties or investments.

The impairment charges of hotel properties that were recognized in 2009 and 2010 were primarily based on valuations of hotels, which had declined due to market conditions, that we no longer expected to hold for long-term investment, and/or for which we have reduced our prior expected holding periods.  In order to enhance liquidity, we have declared certain properties as held for sale and may declare other properties held for sale. To the extent these properties are expected to be sold at a loss, we record an impairment charge when the loss is known.  We have recognized certain of these impairment charges over several quarters in 2009 and 2010 and we believe it is reasonably likely that we will recognize similar charges and gains in the near future. However, we believe that as the financial markets stabilize and our liquidity needs change, the potential for impairment charges of our hotel properties will disappear or become immaterial.   We believe FFO, without impairment, provides investors with an additional measure to better evaluate our operating performance during this period of fundamental disruption in the global financial and real estate markets.

We analyze our operating performance primarily by revenues from our hotel properties, net of operating, administrative and financing expenses which are not directly impacted by short term fluctuations in the market value of our hotel properties. As a result, although these non-cash impairment charges have had a material impact on our operations and are reflected in our financial statements, the removal of the effects of these items allows us to better understand the core operating performance of our properties over the long term.

Unaudited-In thousands, except statistical data:	Three months		Six months
	ended June 30,		ended June 30,
	2010	2009	2010	2009
RECONCILIATION OF NET INCOME (LOSS) TO ADJUSTED EBITDA
Net income (loss) attributable to common shareholders	$(4,033)	$905	$(7,411)	$(1,802)
Interest expense, including disc ops	3,075	3,283	6,130	6,406
Income tax benefit, including disc ops	(62)	(15)	(1,168)	(1,058)
Depreciation and amortization, including disc ops	3,012	3,594	6,052	7,311
EBITDA	1,992	7,767	3,603	10,857
Noncontrolling interest	(11)	69	(18)	(17)
Preferred stock dividend	369	369	737	737
ADJUSTED EBITDA	$2,350	$8,205	$4,322	$11,577

Adjusted EBITDA is a financial measure that is not calculated in accordance with accounting principles generally accepted in the United States of America (“GAAP”). We calculate Adjusted EBITDA by adding back to net earnings (loss) available to common shareholders certain non-operating expenses and non-cash charges which are based on historical cost accounting and we believe may be of limited significance in evaluating current performance. We believe these adjustments can help eliminate the accounting effects of depreciation and amortization and financing decisions and facilitate comparisons of core operating profitability between periods, even though Adjusted EBITDA also does not represent an amount that accrues directly to common shareholders. In calculating Adjusted EBITDA, we also add back preferred stock dividends and noncontrolling interests, which are cash charges.

Adjusted EBITDA doesn’t represent cash generated from operating activities determined by GAAP and should not be considered as an alternative to net income, cash flow from operations or any other operating performance measure prescribed by GAAP. Adjusted EBITDA is not a measure of our liquidity, nor is Adjusted EBITDA indicative of funds available to fund our cash needs, including our ability to make cash distributions. Neither does the measurement reflect cash expenditures for long-term assets and other items that have been and will be incurred. Adjusted EBITDA may include funds that may not be available for management’s discretionary use due to functional requirements to conserve funds for capital expenditures, property acquisitions, and other commitments and uncertainties. To compensate for this, management considers the impact of these excluded items to the extent they are material to operating decisions or the evaluation of our operating performance. Adjusted EBITDA, as presented, may not be comparable to similarly titled measures of other companies.

The following table sets forth the operations of the Company’s same store hotel properties for the three months ended June 30, 2010 and 2009, respectively.
Unaudited-In thousands, except statistical data:	Three months		Six months
	ended June 30,		ended June 30,
	2010	2009	2010	2009
Same Store:
Revenue per available room (RevPAR):
Midscale w/o F&B	$44.72	$42.01	$38.81	$38.26
Economy	$31.30	$31.22	$27.34	$28.37
Extended Stay	$17.76	$16.27	$17.51	$15.64
Total	$32.95	$31.92	$29.02	$29.17

Average daily room rate (ADR):
Midscale w/o F&B	$65.38	$69.71	$63.80	$68.04
Economy	$47.09	$50.21	$46.33	$49.40
Extended Stay	$24.00	$25.05	$23.82	$24.94
Total	$48.35	$51.43	$47.00	$50.37

Occupancy percentage:
Midscale w/o F&B	68.4%	60.3%	60.8%	56.2%
Economy	66.5%	62.2%	59.0%	57.4%
Extended Stay	74.0%	65.0%	73.5%	62.7%
Total	68.2%	62.1%	61.7%	57.9%

“w/o F & B” indicates without food and beverage.

This presentation includes non-GAAP financial measures.  The Company believes that the presentation of hotel property operating income (POI) is helpful to investors, and represents a more useful description of its operations, as it better communicates the comparability of its hotels’ operating results.

Unaudited-In thousands, except statistical data:	Three months		Six months
	ended June 30,		ended June 30,
	2010	2009	2010	2009

Total Hotels:
Revenue per available room (RevPAR):	$32.95	$31.92	$29.02	$29.17
Average daily room rate (ADR):	$48.35	$51.43	$47.00	$50.37
Occupancy percentage:	68.2%	62.1%	61.7%	57.9%

Revenue from room rentals and other hotel services consists of:
Room rental revenue	$23,967	$23,218	$41,982	$42,202
Telephone revenue	76	78	155	148
Other hotel service revenues	639	643	1,176	1,216
Total revenue from room rentals and other hotel services	$24,682	$23,939	$43,313	$43,566

Hotel and property operations expense
Total hotel and property operations expense	$18,062	$16,779	$33,774	$32,380

Property Operating Income ("POI")
Total property operating income	$6,620	$7,160	$9,539	$11,186

Total POI as a percentage of revenue	26.8%	29.9%	22.0%	25.7%

RECONCILIATION OF NET (INCOME) LOSS FROM
CONTINUING OPERATIONS TO POI
Net (income) loss	$(1,924)	$381	$(4,737)	$(1,371)
Depreciation and amortization	3,012	3,093	6,026	6,189
Net loss on disposition of assets.	24	26	42	53
Other income	(35)	(34)	(61)	(72)
Interest expense	2,578	2,616	5,144	5,111
General and administrative expense	800	1,047	1,799	2,018
Income tax expense (benefit)	18	31	(821)	(742)
Impairment	2,147	-	2,147	-
POI	$6,620	$7,160	$9,539	$11,186

Net income (loss) as a percentage of continuing operations revenue
from room rentals and other hotel services	-7.8%	1.6%	-10.9%	-3.1%

Same Store reflects 94 hotels in continuing operations for the three months and year to date ended June 30, 2010 and 2009.

The following unaudited table presents our RevPAR, ADR and Occupancy, by region, for the three months ended June 30, 2010 and 2009, respectively.  The comparisons of same store operations are for 94 hotels in continuing operations as of April 1, 2009.
		Three months ended June 30, 2010				Three months ended June 30, 2009
Same Store	Room				Room
Region	Count	RevPAR	Occupancy	ADR	Count	RevPAR	Occupancy	ADR
Mountain	214	35.79	72.7%	49.26	214	35.28	65.8%	53.62
West North Central	2,506	30.49	64.2%	47.52	2,506	31.68	64.4%	49.16
East North Central	1,081	39.07	65.9%	59.32	1,081	36.84	60.7%	60.66
Middle Atlantic	142	46.44	81.3%	57.12	142	42.65	61.9%	68.89
South Atlantic	2,772	30.87	71.4%	43.22	2,772	29.51	62.6%	47.14
East South Central	822	36.92	65.2%	56.68	822	34.84	57.5%	60.58
West South Central	456	31.92	74.8%	42.67	456	26.12	55.5%	47.09
Total Same Store	7,993	32.95	68.2%	48.35	7,993	31.92	62.1%	51.43

States included in the Regions
Mountain	Idaho and Montana
West North Central	Iowa, Kansas, Missouri, Nebraska and South Dakota
East North Central	Indiana and Wisconsin
Middle Atlantic	Pennsylvania
South Atlantic	Delaware, Florida, Georgia, Maryland, North Carolina, South Carolina, Virginia and West Virginia
East South Central	Kentucky and Tennessee
West South Central	Arkansas and Louisiana

The following table presents our RevPAR, ADR and Occupancy, by region, for the six months ended June 30, 2010 and 2009, respectively.  The comparisons of same store operations are for 94 hotels in continuing operations owned as of January 1, 2009.

		Six months ended June 30, 2010				Six months ended June 30, 2009
Same Store	Room				Room
Region	Count	RevPAR	Occupancy	ADR	Count	RevPAR	Occupancy	ADR
Mountain	214	30.71	64.6%	47.54	214	31.03	60.8%	51.00
West North Central	2,506	26.67	57.2%	46.61	2,506	28.26	58.8%	48.08
East North Central	1,081	33.58	57.6%	58.32	1,081	33.71	56.1%	60.07
Middle Atlantic	142	37.10	64.2%	57.81	142	37.06	56.3%	65.78
South Atlantic	2,772	27.64	66.7%	41.45	2,772	27.27	59.1%	46.11
East South Central	822	31.97	56.6%	56.49	822	32.28	54.3%	59.39
West South Central	456	30.85	73.4%	42.01	456	25.99	55.4%	46.91
Total Same Store	7,993	29.02	61.7%	47.00	7,993	29.17	57.9%	50.37

States included in the Regions
Mountain	Idaho and Montana
West North Central	Iowa, Kansas, Missouri, Nebraska and South Dakota
East North Central	Indiana and Wisconsin
Middle Atlantic	Pennsylvania
South Atlantic	Delaware, Florida, Georgia, Maryland, North Carolina, South Carolina, Virginia and West Virginia
East South Central	Kentucky and Tennessee
West South Central	Arkansas and Louisiana